The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.
Subject to Completion. Dated December 30, 2020
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
The Bank of Nova Scotia
$      Autocallable Review Notes
Linked to the Least Performing Reference Asset of the Common Stock of Advanced Micro Devices, Inc. and the Shares of the VanEck Vectors® Oil Services ETF
due January 3, 2023
General
◾
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

◾
If the Closing Value of each of the Common Stock of Advanced Micro Devices, Inc. (the “Reference Stock” or a “Reference Asset”) and the Shares of the VanEck Vectors® Oil Services ETF (the “Reference Fund” or a
Reference Asset” and together with the Reference Stock, the “Reference Assets”) on any Observation Date, or the Final Value of each Reference Asset as of the Final Valuation Date, is equal to or greater than its Call Value, the Notes will be automatically called on the related Call Payment Date for the applicable Call Payment Amount

◾
The Call Value for each Reference Asset is equal to 100% of its Initial Value with respect to each Observation Date prior to the Final Valuation Date and 60% of its Initial Value with respect to the Final Valuation Date

◾	The Call Payment Amounts are based on a rate of return of 20.55% per term (the “Call Return Rate”) and increase as of each Observation Date to reflect such rate of return
◾
If the Notes are not automatically called at or prior to maturity, investors will be fully exposed to the negative performance of the Reference Asset with the lowest percentage change (the “Least Performing Reference Asset”) from its Initial Value to its “Final Value”, which will be the arithmetic average of its Closing Values on each of the Averaging Dates. Investors may lose up to 100% of the Principal Amount of their Notes in this scenario

◾	The Notes are not linked to a basket comprised of the Reference Assets
◾	The Notes do not bear interest or pay any coupons prior to maturity
◾
The Strike Date was December 29, 2020, the Trade Date is expected to be December 30, 2020 and the Notes are expected to settle on January 5, 2021 and will have a term of approximately 2 years if not automatically called prior to maturity

◾	Minimum investment of $10,000 and integral multiples of $1,000 in excess thereof
◾	CUSIP / ISIN: 064159P67 / US064159P671
◾	See “Summary” beginning on page P-3 for additional information and definitions of the terms used but not defined above
All payments on the Notes will be made in cash and will only be paid at maturity. Any payment on your Notes is subject to the creditworthiness of the Bank.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-12 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your Notes at the time the terms of your Notes are set on the Trade Date is expected to be between $890.01 and $920.30 per $1,000 Principal Amount, which will be less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-16 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$
Underwriting commissions(2)	0.45%	$
Proceeds to The Bank of Nova Scotia	99.55%	$
(1)	The Original Issue Price for certain fiduciary accounts may be as low as $995.50.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates will act as placement agents for the Notes (together, with SCUSA the “Agents”). The placement agents will receive a fee of 0.45% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product prospectus supplement, accompanying prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated [●], 2020
Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Least Performing Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in any of the Reference Assets or any of the shares, units or other securities represented by the Reference Fund. By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any Reference Asset or any share, unit or security represented by the Reference Fund and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers, including without limitation, any voting rights or rights to receive any dividends or other distributions on any of the Reference Assets.
As described on the cover of this pricing supplement, JPMS and its affiliates will act as the placement agents for the Notes. Our affiliate, SCUSA, may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the Notes. This range of initial estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-16.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes will be greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity – Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-12 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

Issue:	Senior Note Program, Series A

CUSIP / ISIN:	064159P67 / US064159P671

Type of Notes:	Autocallable Review Notes

Reference Assets:	The Common Stock of Advanced Micro Devices, Inc. and the Shares of the VanEck Vectors® Oil Services ETF, as set forth in the following table:

Reference Asset	Bloomberg Ticker	Initial Value
Advanced Micro Devices, Inc.	AMD	$90.62
VanEck Vectors® Oil Services ETF	OIH	$151.60

Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Principal Amount:	$1,000 per Note; $[●] in the aggregate

Original Issue Price:	100% of the Principal Amount of each Note

Strike Date:	December 29, 2020

Trade Date:	December 30, 2020

Original Issue Date:
January 5, 2021

We expect that delivery of the Notes will be made against payment therefor on or about the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on or prior to the second business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Averaging Dates:	December 21, 2022, December 22, 2022, December 23, 2022, December 27, 2022 and the Final Valuation Date

Final Valuation Date:	December 28, 2022

Maturity Date:	January 3, 2023

Initial Value:	With respect to a Reference Asset, its Closing Value on the Strike Date, as set forth in the table above

Final Value:	With respect to a Reference Asset, the arithmetic average of its Closing Values on each of the Averaging Dates

Closing Value:	With respect to a Reference Asset, as specified under “General Terms of the Notes — Determining the Level of the Reference Asset — Closing Price” in the accompanying product prospectus supplement

Automatic Call:
If the Observation Value of each Reference Asset on any Observation Date is equal to or greater than its Call Value, the Notes will be automatically called on the related Call Payment Date for the applicable Call Payment Amount

Observation Value:	With respect to a Reference Asset, the “Observation Value” means (a) for any Observation Date prior to the Final Valuation Date, the Closing Value on such date and

(b) for the Final Valuation Date, the Final Value.

Call Return Rate:	20.55% per term

Observation Dates; Call Payment Dates; Call Payment Amounts:	As shown in the following table:

Observation Date	Call Payment Date	Call Payment Amount (per Note)
January 13, 2022	January 19, 2022	$1,205.50
Final Valuation Date	Maturity Date	$1,411.00

Call Value:
With respect to each Reference Asset for Observation Date prior to the Final Valuation Date: 100% of its Initial Value

With respect to each Reference Asset for the Final Valuation Date: 60% of its Initial Value

Payment at Maturity:
If the Notes are not automatically called at or prior to maturity, you will receive a cash payment per Note calculated as follows:

$1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset)

If the Notes are not automatically called at or prior to maturity (which will mean that the Final Value of the Least Performing Reference Asset is less than 60% of its Initial Value), you will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:
With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value
Initial Value

Because the Reference Asset Return for a Reference Asset will only be calculated if the Notes are not automatically called, the Reference Asset Return for the Least Performing Reference Asset will be a negative value

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return

Market Disruption Events and other Postponements:
A Market Disruption Event with respect to a Reference Asset is as described under “General Terms of the Notes—Market Disruption Events” beginning on page PS-26 of the accompanying product prospectus supplement.

If a Market Disruption Event occurs or is continuing on any Observation Date other than the Final Valuation Date (which is also the final Averaging Date and may be postponed as discussed below) with respect to one or more Reference Assets, such Observation Date with respect to each Reference Asset that is affected by a Market Disruption Event (each a “Disrupted Reference Asset”) will be postponed. If such postponement occurs, the Closing Value of a Disrupted Reference Asset will be determined by the Calculation Agent by reference to the Closing Value on the first Trading Day (as defined in the accompanying product prospectus supplement) on which no Market Disruption Event occurs or is continuing with respect to that Reference Asset, as determined by the Calculation Agent. In no event, however, will such Observation Date with respect to a Disrupted Reference Asset be postponed by more than seven Trading Days. Moreover, if such Observation Date with respect to a Disrupted Reference Asset is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the applicable Observation Date for that Disrupted Reference Asset, and the Calculation Agent will determine (or, if not determinable, the Calculation Agent will estimate) the applicable Closing Value of the Disrupted Reference Asset as described in more detail in “General Terms of the Notes” in the accompanying product prospectus supplement.

If a Market Disruption Event occurs or is continuing on an Averaging Date (including the Final Valuation Date) with respect to one or more Reference Assets, such Averaging Date with respect to each Disrupted Reference Asset will be postponed to the next Valid

Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to such Reference Asset and (ii) which is not otherwise a day on which an Averaging Date occurs or is deemed to occur for such Reference Asset. If such postponement occurs, the Closing Value of a Disrupted Reference Asset will be determined by the Calculation Agent by reference to the Closing Value on the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally scheduled Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date for such Reference Asset (irrespective of whether that eighth Trading Day is already an Averaging Date) and (2) the Calculation Agent shall determine or estimate (if not determinable) the Closing Value of such Reference Asset on such day as indicated above.

For the avoidance of doubt, a Market Disruption Event with respect to one Reference Asset will not necessarily be a Market Disruption Event for any other Reference Asset. Accordingly, if on an originally scheduled Observation Date or Averaging Date, as applicable, no Market Disruption Event occurs or is continuing with respect to a Reference Asset, then the determination of the Closing Value for such Reference Asset will be made on the originally scheduled date, irrespective of the occurrence of a Market Disruption Event with respect to any other Reference Asset.

If an Observation Date or Averaging Date (including the Final Valuation Date) is not a Trading Day with respect to a Reference Asset, such date will be postponed in the same manner as if a Market Disruption Event had occurred on such date. If an Observation Date (including the Final Valuation Date) is postponed for one or more Reference Assets, the related Call Payment Date (which may be the Maturity Date) will be postponed by the same number of Business Days from the originally scheduled Observation Date to the latest date on which the Closing Value was obtained for any of the Reference Assets.
If a scheduled Call Payment Date or the scheduled Maturity Date is not a Business Day, such date will be the next following Business Day.

Adjustments to the Reference Assets:
The Reference Assets and the terms of the Notes, including without limitation the Initial Value and Final Value of each Reference Asset are subject to adjustment, as described in the accompanying product prospectus supplement under “General Terms of the Notes — Unavailability of the Closing Price of the Reference Asset on a Valuation Date” and “— Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF” and, with respect to the Underlying Fund, “— Adjustments to an ETF”.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product prospectus supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system

Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-21 in the accompanying product prospectus supplement, as modified by this pricing supplement

Business Day:	New York and Toronto

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

The dates listed above are subject to change and will be set forth in the final pricing supplement.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020:
https://www.sec.gov/Archives/edgar/data/9631/000091412120004170/bn55448880-424b2.htm
Prospectus Supplement dated November 19, 2020:
https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:
•	You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of the Principal Amount of your Notes
•
You understand and accept that you will earn a positive return on the Notes only if they are subject to an automatic call and you believe that the Observation Value of each Reference Asset will be equal to or greater than its respective Call Value on an Observation Date

•
You understand and accept that any positive return on the Notes will be limited by the Call Return Rate and that you will not participate in any appreciation of any Reference Asset, which may be significant, beyond the return represented by the applicable Call Payment Amount

•
You understand and accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

•	You are willing to accept the market risks associated with the Reference Fund and the single stock risks associated with an investment based on the performance of the Reference Stock
•
You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Assets and the stocks held in the portfolios of the Reference Fund (the “Reference Fund Constituent Stocks”)

•	You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield
•	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
•
You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of the Principal Amount of your Notes
•	You believe that the Observation Value of at least one Reference Asset will be less than its Call Value on each Observation Date
•	You seek uncapped participation in any positive performance of the Reference Assets
•
You do not fully understand or are unwilling to accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

•	You are unwilling to accept the market risks associated with the Reference Fund or the single stock risks associated with an investment based on the performance of the Reference Stock
•	You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or distributions on the Reference Assets and/or the Reference Fund Constituent Stocks
•	You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity
•	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
•	You are unwilling to assume the credit risk of the Bank for all payments under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL PAYMENTS ON THE NOTES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Values were determined on the Strike Date and are set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Call Payment Amount or the Payment at Maturity per Note, as applicable, to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Key Terms and Assumptions

Hypothetical Initial Value of each Reference Asset:	$100.00

Hypothetical Call Value of each Reference Asset:	$100.00 with respect to the first Observation Date (100.00% of the hypothetical Initial Value) $60.00 with respect to the Final Valuation Date (60.00% of the hypothetical Initial Value)

Hypothetical Call Return Rate:	20.55%

Hypothetical Call Payment Amounts (as applicable to each Observation Date):	First Observation Date: $1,205.50 Final Valuation Date: $1,411.00

	Notes are Automatically Called
	Example 1		Example 2
	Reference Asset A	Reference Asset B	Reference Asset A	Reference Asset B
Observation Value ($) on First Observation Date	150.00	103.00	95.00	90.00
Observation Value ($) on Final Valuation Date (Final Value)	N/A	N/A	145.00	110.00
Reference Asset Return	N/A	N/A	N/A	N/A
Call Payment Amount	$1,205.50		$1,411.00
Payment at Maturity	N/A		N/A
Total Return per Note	20.55%		41.10%

	Notes are Not Automatically Called
	Example 3		Example 4
	Reference Asset A	Reference Asset B	Reference Asset A	Reference Asset B
Observation Value ($) on First Observation Date	80.00	120.00	90.00	85.00
Observation Value ($) on Final Valuation Date (Final Value)	140.00	30.00	40.00	45.00
Reference Asset Return	40.00%	-70.00%	-60.00%	-55.00%
Call Payment Amount	N/A		N/A
Payment at Maturity	$300.00		$400.00
Total Return per Note	-70.00%		-60.00%

The following examples illustrate the determinations of the Call Payment Amounts and the Payments at Maturity shown in the tables above.
Hypothetical Examples of Amounts Payable Upon an Automatic Call
Example 1: The Observation Value of each Reference Asset on the first Observation Date is equal to or greater than its Call Value.
Because the Observation Value of each Reference Asset on the first Observation Date is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,205.50 on the Call Payment Date. The total return per Note is 20.55%.
Example 2: The Observation Value of at least one Reference Asset on the first Observation Date is less than its Call Value, but the Observation Value of each Reference Asset on the second Observation Date is equal to or greater than its Call Value.
Because the Observation Value of at least one Reference Asset on the first Observation Date is less than its Call Value, the Notes are not automatically called with respect to such date.
Because the Observation Value of each Reference Asset on the final Observation Date (the Final Value as of the Final Valuation Date) is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,411.00 on the Call Payment Date (which will be the Maturity Date). The total return per Note is 41.10%.
Hypothetical Examples if the Notes are not Automatically Called
Example 3: The Observation Value of at least one Reference Asset on the first Observation Date is less than its Call Value. The value of Reference Asset A increases to a Final Value of $140.00 and the value of Reference Asset B decreases to a Final Value of $30.00.
Because the Observation Value of at least one Reference Asset on each Observation Date is less than its Call Value, the Notes are not automatically called.
Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Accordingly, you will receive a Payment at Maturity of $300.00 per Note, calculated as follows:
$1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset)
$1,000 + ($1,000 x -70.00%) = $300.00
The total return per Note is -70.00%.
Example 4: The Observation Value of at least one Reference Asset on the first Observation Date is less than its Call Value. The value of Reference Asset A decreases to a Final Value of $40.00 and the value of Reference Asset B decreases to a Final Value of $45.00.
Because the Observation Value of at least one Reference Asset on each Observation Date is less than its Call Value, the Notes are not automatically called.
Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset. Accordingly, you will receive a Payment at Maturity of $400.00 per Note, calculated as follows:
$1,000 + ($1,000 x Reference Asset Return of Least Performing Reference Asset)
$1,000 + ($1,000 x -60.00%) = $400.00

The total return per Note is -60.00%.
Examples 3 and 4 above demonstrates that, if the Notes are not automatically called, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose a significant portion or all of the Principal Amount of the Notes. You will not benefit from the Reference Asset Return of the other Reference Asset.

ADDITIONAL RISKS
An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider, with your advisors, the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product prospectus supplement, accompanying prospectus supplement and accompanying prospectus.
Risks Relating to Return Characteristics
Your investment in the Notes may result in a substantial loss
If the Notes are not automatically called at or prior to maturity (which will mean that the value of at least one Reference Asset will have declined by more than 40% from its Initial Value to its Final Value), you will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit from the Reference Asset Return of the other Reference Asset. You may lose up to 100% of the Principal Amount of your Notes.
You will earn a positive return only if the Notes are automatically called and such return will be limited
You will earn a positive return only if the Notes are automatically called at or prior to maturity. If the Notes are automatically called, you will receive the applicable Call Payment Amount on the related Call Payment Date. You will not participate in the appreciation of any Reference Asset, which may be significant, beyond the return represented by the applicable Call Payment Amount.
In addition, because the Call Payment Amount increases based on the Call Return Rate with respect to each Observation Date, the Call Payment Amount will be higher with respect to the Final Valuation Date than it will be for the first Observation Date. If the Notes are called with respect to the first Observation, the return on the Notes will be less than it would have been had the Notes been called with respect to a later Observation Date (the Final Valuation Date).
The Notes are exposed to the market risk of each Reference Asset
The return on the Notes is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities, (a) the determination as to whether the Notes are automatically called will be contingent on the performance of each individual Reference Asset on each Observation Date, and (b) if the Notes are not automatically called, the Payment at Maturity will be calculated based solely on the Reference Asset Return of the Least Performing Reference Asset. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of the other Reference Asset.
The Notes will not be automatically called with respect to an Observation Date if the Observation Value of any Reference Asset on such date is less than its Call Value, even if the Observation Value of the other Reference Asset on such date is equal to or greater than its Call Value. It is therefore more likely that an automatic call will not occur (and, accordingly, that you will not earn a positive return) than would have been the case had the Notes been linked to only one of the Reference Assets or a basket of the Reference Assets.
If the Notes are not automatically called, the Payment at Maturity on your Notes will be based solely on the performance of the Least Performing Reference Asset, as described above. In such a circumstance, you will be fully exposed to the negative performance of the Least Performing Reference Asset, even if any other Reference Asset performs positively or does not decline as much as the Least Performing Reference Asset.
The Call Return Rate, Call Values and Call Payment Amounts reflect, in part, the volatility of each Reference Asset and greater volatility generally indicates an increased risk of loss at maturity
Volatility is a measure of the frequency and magnitude of the movements of the value of an asset (or level of an index). The terms of the Notes, including the Call Return Rate, Call Values for each Reference Asset and Call Payment Amounts are based on a number of factors, including the expected volatility of the Reference Assets. The Call Return Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the time the terms of the Notes were determined, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that the Observation Value of that Reference Asset on one or more Observation Dates will be less than its Call Value and, as a consequence, indicates an increased risk of receiving a negative rather than positive return on the Notes. All things being equal, this greater expected volatility will generally be reflected in a higher Call Return Rate, which may indicate an increased risk of loss.

In addition, while the Call Return Rates and Call Payment Amounts are set based on the expected volatility of the Reference Assets at the time the terms of the Notes are determined, the actual volatility of the Reference Assets over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not earn a positive return and that you will instead lose some or all of your principal at maturity.
The amounts payable on the Notes are not linked to the value of the Reference Assets at any time other than on the applicable Observation Dates or Averaging Dates, and the Payment at Maturity, if any, will be based on the arithmetic average of the Closing Values of the Least Performing Reference Asset on each of the Averaging Dates
The determination of whether the Notes are automatically called (and, accordingly, whether you will earn any positive return on the Notes) will be based solely on the Observation Value of each Reference Asset on each Observation Date. Even if the value of a Reference Asset increases at any other time but then declines to an Observation Value on an Observation Date that is less the applicable Call Value, the Notes will not be called on the related Call Pay Payment Date.
If the Notes are not called on the first Observation Date, the Final Value of each Reference Asset will be equal to the arithmetic average of the Closing Values of such Reference Asset on each of the Averaging Dates. In calculating the Final Value a Reference Asset, the more positive performance of such Reference Asset on one or more Averaging Dates will be moderated and may be wholly offset or even reversed by the lesser performance of such Reference Asset on other Averaging Dates. The Final Value of the Least Performing Reference Asset may be less than its Call Value applicable to the Final Valuation Date (and, accordingly, the return on your Notes may be negative) even if the Closing Value of such Reference Asset is equal to or greater than the applicable Call Value on one or more Averaging Dates.
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of the Bank.
Holding the Notes is not the same as holding any Reference Asset or Reference Fund Constituent Stocks
Holding the Notes is not the same as holding a Reference Asset or any Reference Fund Constituent Stocks. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets or any Reference Fund Constituent Stocks would enjoy. Payment on the Notes will be in cash and in no event will you receive shares of any Reference Asset or any Reference Fund Constituent Stocks.
Risks Relating to Characteristics of the Reference Assets
The Notes are subject to single stock and market risks associated with the Reference Assets
The return on the Notes is contingent on the performance of the Reference Stock and the Reference Fund (and its Reference Fund Constituent Stocks). The levels of the Reference Assets can rise or fall sharply due to factors specific to it and, with respect to the Reference Stock, its issuer (the “Reference Stock Issuer”) and, with respect to the Reference Fund, its Reference Fund Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Stock Issuer, the Reference Fund Constituent Stocks and, therefore, the Reference Assets.
Investors should investigate the Reference Assets and the Reference Fund Constituent Stocks as if making a hypothetical direct investment in the Reference Assets or the Reference Fund Constituent Stocks
Investors should conduct their own diligence of the Reference Assets and Reference Fund Constituent Stocks as an investor would if it were making a hypothetical direct investment in the Reference Assets or the Reference Fund Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Stock, the Reference Fund or the Reference Fund Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Stock, the Reference Fund or the Reference Fund Constituent Stocks could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Stock, the Reference Fund or the Reference Fund Constituent Stocks.
Changes affecting the Reference Fund’s target index could have an adverse effect on the value of the Notes
The Reference Fund seeks to track the performance of the MVIS® US Listed Oil Services 25 Index (the “Target Index”), as described under “Information Regarding the Reference Assets”. The sponsor of the Target Index owns the Target Index and is responsible for its design and maintenance. The policies of the sponsor concerning the calculation of the Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Target Index, could affect the level of the Target Index and, consequently, could affect the market price of shares of the Reference Fund and, therefore, the amount payable on the Notes and their market value. The Target Index sponsor may discontinue or suspend calculation or dissemination of the Target Index. Any such actions could have a material adverse effect on the value of, and any amount payable on, the Notes.
The Bank cannot control actions by the sponsor of the Target Index of the Reference Fund and the sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor of the Target Index and has no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Target Index. The Target Index sponsor is not involved in the Notes offering in any way and the Target Index sponsor has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes.
The Bank cannot control actions by the investment advisor of the Reference Fund and such investment advisor has no obligation to consider your interests
The investment advisor of the Reference Fund (the “Investment Advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the Investment Advisor concerning the calculation of the net asset value (“NAV”) of the Reference Fund, additions, deletions or substitutions of securities in the Target Index and the manner in which changes affecting the Target Index are reflected in the Reference Fund that could affect the market price of the shares of the Reference Fund, and therefore, the amount payable on the Notes. The amount payable on the Notes and their market value could also be affected if the Investment Advisor changes these policies, for example, by changing the manner in which it calculates the NAV of the Reference Fund, or if the Investment Advisor discontinues or suspends publication of the NAV of the Reference Fund, in which case it may become difficult to determine the market value of your Notes. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return you receive on the Notes.
The Bank cannot control actions by the Reference Stock Issuer and the Reference Stock Issuer has no obligation to consider your interests
The Reference Stock Issuer is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes. None of the Bank, SCUSA or any of our other affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Stock. You should make your own investigation into the Reference Stock and Reference Stock Issuer. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the Reference Stock.
There are risks associated with a Reference Asset that is an exchange-traded fund
Although the shares of the Reference Fund are listed for trading on a national securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Fund or that there will be liquidity in the trading market. In addition:
Management Risk: The Reference Fund is subject to management risk, which is the risk that the Investment Advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Investment Advisor may elect to invest certain of the Reference Fund's assets in shares of equity securities that are not included in the Target Index, and other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Advisor. The Reference Fund is not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Investment Advisor invests in securities included in, or representative of, the Target Index regardless of their investment merits. The Investment Advisor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the Reference Fund could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Custody and Liquidity Risk: The Reference Fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems. Difficulty in executing and settling trades in securities held by the Reference Fund may make it difficult to accurately calculate the net asset value per share of the Reference Fund and the liquidity of the Reference Fund may be adversely affected. Market participants may face difficulty in creating and redeeming shares of the Reference Fund, which may have an adverse effect on the price per share of the Reference Fund and the value of the Notes.

Tracking and Underperformance Risk: The Reference Fund may not hold all or substantially all of the equity securities included in the Target Index and may hold securities or assets not included in the Target Index. Therefore, while the performance of the Reference Fund is generally linked to the performance of the Target Index, the performance of the Reference Fund may also be linked in part to shares of equity securities not included in the Target Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Advisor.
In addition, the performance of the Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Target Index. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the Reference Fund and the Target Index.
Because foreign exchanges may be open on days when the Reference Fund is not traded, the value of certain Reference Fund Constituent Stocks may change on days when shareholders will not be able to purchase or sell shares of the Reference Fund.
For all of the foregoing reasons, the performance of the Reference Fund may not correlate with the performance of the Target Index. Consequently, the return on the Notes will not be the same as investing directly in the Reference Fund or in the Target Index or in the Reference Fund Constituent Stocks, and will not be the same as investing in a debt security with payments linked to the performance of the Target Index. This variation in performance between the Reference Fund and the Target Index is called “tracking error” and, at times, the tracking error may be significant.
The Notes are subject to risks associated with the gas and oil service sector
The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production spending. The price of energy, the earnings of companies in the oil services sector, and the value of such companies’ securities can be extremely volatile. Oil prices have in the past declined significantly and experienced significant volatility. This may adversely impact companies operating in the oil services sector. Such companies are also subject to risks of changes in exchange rates and the price of oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition. The oil services sector is exposed to significant and numerous operating hazards. Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil exploration and production companies may also be adversely affected by environmental damage claims. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the companies in the target index are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.
Because the Reference Fund will ordinarily invest substantially all of its assets in companies in the oil and gas industry, adverse developments in the oil and gas industry may have a material adverse effect on the value of the Reference Fund and the value of the Notes. An investment in the Notes will not benefit from the diversification that may be achieved by an investment based on the performance of a more broadly diversified group of companies.
The Reference Fund is not necessarily representative of the oil industry
The Reference Fund may not consist of securities issued only by companies involved in the oil service industry. In addition, the market price of the Reference Fund may not necessarily follow the price movements of the entire oil service industry generally. As a result of industry developments, reorganizations, or market fluctuations affecting the issuers of the Reference Fund Constituents, the Reference Fund may not necessarily be a diversified investment in the oil service industry. In addition, reconstitution events, distributions of securities by an issuer or other events, which may result in distributions of securities from, or the inclusion of additional securities in, the Reference Fund may also reduce diversification.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets
The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.
You have limited anti-dilution protection
The Calculation Agent will make certain adjustments for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Assets, but only in the situations described in “General Terms of the Notes—Anti-Dilution Adjustments Relating to Equity Securities or a Reference Asset that is an ETF” in the accompanying product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Reference Asset. For example, the Calculation Agent will not make any adjustments for events such as an a tender or exchange offer for a Reference Stock Issuer’s shares at a premium to its then-current market price or a tender or exchange offer for less than all outstanding shares of a Reference Stock by a third party. Those events and other actions may adversely affect the value of a Reference Stock and, therefore, the market value of, and return on, the Notes.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes are set on the Trade Date) will be lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes will exceed the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity and the Automatic Call feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated value of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product prospectus supplement.
The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of the Reference Assets or the value of, or return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing the Reference Assets, futures and/or other instruments linked to the Reference Assets or one or more Reference Fund Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets or one or more Reference Fund Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Averaging Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the values or prices of the Reference Assets or the Reference Fund Constituent Stocks. Any of these hedging activities may adversely affect the value of the Reference Assets and, therefore, the market value of, and return on, the Notes.
The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the Reference Stock Issuer, the Investment Advisor and/or issuers of the Reference Fund Constituent Stocks and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Assets, the Reference Fund Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the values of the Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the Reference Stock Issuer, Investment Advisor and/or the issuers of the Reference Fund Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the values of the Reference Assets and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.
You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Assets, the Reference Fund Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Assets, the Reference Fund Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

We have derived the following information from publicly available documents and have not independently verified the accuracy or completeness of the following information. Because the Reference Assets are registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended, the Reference Stock Issuer and the Investment Advisor are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuer and the Investment Advisor can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to each Reference Asset Issuer’s SEC file number provided below.
Advanced Micro Devices, Inc.
According to publicly available information, Advanced Micro Devices, Inc. (“AMD”) is a semiconductor company that produces computer processors and related technologies. Information filed by AMD with the SEC can be located by reference to its SEC file number: 001-07882, or its CIK Code: 0000002488. AMD’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMD”.
Historical Information
We obtained the information regarding the historical performance of AMD in the graph below from Bloomberg. Bloomberg may adjust the closing levels of AMD for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The graph below illustrates the performance of AMD from January 1, 2015 through December 29, 2020.
The historical performance of AMD should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of AMD on any Observation Date or any Averaging Date. We cannot give you assurance that the performance of AMD will result in any positive return on your initial investment. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of AMD

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VanEck Vectors® Oil Services ETF
We have derived all information contained herein regarding the Reference Fund from publicly available information. Such information reflects the policies of, and is subject to change by the VanEck Vectors® ETF Trust, the trustee of the Reference Fund (the “Trust”) and Van Eck Associates Corporation, the investment advisor of the Reference Fund (the “Investment Advisor”).
The Reference Fund is an investment portfolio maintained and managed by the Trust and advised by the Investment Advisor. The Trust is an open-end investment company registered under the Investment Company Act that consists of numerous separate investment portfolios, including the Reference Fund. The Reference Fund, using a “passive” or indexing investment approach, seeks to replicate the price and yield performance of the Target Index by investing in a portfolio of securities that generally replicates the Target Index. The Target Index includes common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector.
As of October 31, 2020, ordinary operating expenses of the Reference Fund are expected to accrue at an annual rate of 0.35% of the Reference Fund's daily net asset value. Expenses of the Reference Fund reduce the net value of the assets held by the Reference Fund and, therefore, reduce the value of each unit of the Reference Fund.
As of October 31, 2020, the Reference Fund’s top 10 holdings were Schlumberger Limited (19.39%), Halliburton Company (12.57%), Baker Hughes Company (8.85%), Helmerich & Payne, Inc. (5.41%), Tenaris S.A. (5.36%), ChampionX Corporation (4.96%), TechnipFMC plc (4.67%), Cactus Inc. (4.49%), National Oilwell Varco Inc. (3.97%), and Core Laboratories N.V. (3.50%).
Shares of the Reference Fund are listed on the NYSE Arca under ticker symbol “OIH”.
Information filed by the Reference Fund with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325.
We obtained the information regarding the Reference Fund above from publicly available information, including, without limitation, its SEC filings, but we have not independently verified the accuracy or completeness of any such information or conduced any independent review or due diligence. You are urged to conduct your own investigation into the Reference Fund.

MVIS® US Listed Oil Services 25 Index
We obtained all information contained in this pricing supplement regarding the Target Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS” or the “Index Administrator”), the sponsor of the Target Index. The Index Administrator has no obligation to continue to publish, and may discontinue publication of, the Target Index at any time. Neither we nor any Agent has independently verified the accuracy or completeness of any information with respect to the Target Index in connection with the offer and sale of the Notes.
Index Universe
The Target Index includes common stocks, American depositary receipts and global depositary receipts (collectively, “stocks”) of selected companies that are involved in oil services and that are listed for trading on a major stock market that is accessible by foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements. Only stocks that have a full market capitalization exceeding $50 million are eligible for inclusion in the Target Index.
Investable Index Universe
Only companies with a free-float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion. In addition, stocks that are currently not in the Target Index must meet the following size and liquidity requirements: (i) full market capitalization exceeding $150 million; (ii) a 3-month average daily trading volume of at least $1 million at the current review and also at the previous two reviews; and (iii) at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
Once a company is included in the Target Index, the following applies: (i) a full market capitalization exceeding $75 million; (ii) a 3-month average-daily-trading volume of at least $200,000 in at least two of the latest three quarters (current review and also at the previous two reviews); and (iii) either (a) a 3-month average daily trading volume of at least $600,000 at the current review or at one of the previous two reviews or (b) at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the Target Index, additional companies are flagged as eligible by the Index Administrator’s decision until the number of eligible stocks equals the minimum component count.
Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. The Index Administrator can, in exceptional cases (e.g. significantly higher liquidity), decide for a different share line. In case the free-float market capitalization of a non-component share line exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25% and fulfils all size and liquidity eligibility criteria for non-components, the current component share line will be replaced by the larger one. The Index Administrator can, in exceptional cases (e.g. significantly higher liquidity), decide to keep the current share line instead.
Index Component Selection
The index components of the Target Index are reviewed on a semi-annual basis in March and September. The target coverage of the Target Index is 25 companies from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current index components) of their revenues from oil services to the upstream oil sector. The Index Administrator selects index components using the following review procedure:
(1)
The largest 50 stocks (by full market capitalization) from the investable universe that derive at least 50% (25% for current index components) of their revenues from oil services to the upstream oil sector qualify

(2)
The 50 stocks are ranked in two different ways - by free-float market capitalization in descending order (the largest company receives rank “1”) and then by 3-month average daily trading volume in descending order (the most liquid company receives rank “1”). These two ranks are then added up.

(3)
The 50 stocks are then ranked by their sum of the two ranks from the previous bullet in ascending order. If two companies have the same sum of ranks, then the larger company is placed above the other. Initially, the highest ranked 25 companies made up the Target Index. On an on-going basis, a 10-40 buffer is applied: the highest ranked 10 companies qualify and the remaining 15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies are selected.

Review Schedule
The reviews for the Target Index are based on the closing data from the last business day in February and August, as applicable (or, if a company does not trade on the last business day of February or August, the last available price will be used).
The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the Target Index are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the Target Index does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day.
For purposes of this section “– MVIS® US Listed Oil Services 25 Index”, the term “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.
Ongoing Maintenance
In addition to the periodic reviews, the Target Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Target Index components.
Replacements. For all corporate events that result in a stock deletion from the Target Index, the deleted stock will be replaced with the highest ranked non-component on the most recent replacement list. The replacement stock will be added at the same weight as the deleted stock. Only in case of a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.

Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the Target Index once, either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the Target Index the IPO stock has to meet the size and liquidity requirements:
•	the IPO must have a full market capitalization exceeding $150 million;
•	the IPO must have a free-float factor of at least 10%;
•	the IPO must have an average-daily-trading volume of at least $1 million; and
•	the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.
Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
•
If a Target Index component merges with or takes over another Target Index component: The surviving stock remains in the Target Index and the other stock is deleted immediately from the Target Index. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

•
If a Target Index component merges with or takes over a non- Target Index component: If the surviving stock meets the Target Index requirements, then it remains in the Target Index and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the Target Index requirements, then it is deleted immediately from the Target Index

•
If a non- Target Index component merges with or takes over a Target Index component: If the surviving stock meets the Target Index requirements, then it will be added to the Target Index (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current Target Index component. If the surviving stock does not meet the Target Index requirements, then it will not be added to the Target Index and the current Target Index component is deleted immediately from the Target Index.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the Target Index for at least two trading days. If a spin-off company does not qualify for the Target Index, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off.
Additions due to Replacements. In case the number of Target Index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.
Index Calculation
The Target Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:
Where (for all stocks (i) in the Target Index):
pi = stock price (rounded to four decimal places);
qi = number of shares;
ffi = free float factor (rounded to two decimal places);
fxi = exchange rate (local currency to US dollar)(rounded to twelve decimal places);
cfi = sector-weighting cap factor (if applicable, otherwise set to 1)(rounded to sixteen decimal places);
M = free-float market capitalization of the Target Index; and
D = divisor (rounded to six decimal places).

Free-Float. The Target Index is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.
Company-Weighting Cap Factors. Companies in the Target Index are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors. The Target Index uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the Target Index:
(1) All Target Index components are weighted by their free-float market capitalization.
(2) All companies exceeding 4.5% but at least the largest five companies are grouped together (so called “Large-Weights”) and all other companies are grouped together as well (so called “Small-Weights“).
(3) The aggregated weighting of the Large-Weights is capped at 50%:
(a) Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.
(b) Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining Target Index constituents in the Large-Weights.
(c) Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining Target Index constituents in the Small-Weights.
Divisor Adjustments. Index maintenance (e.g. reflecting changes in shares outstanding, capital actions, addition or deletion of stocks to the Target Index) should not change the level of the Target Index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the Target Index that alters the total market value of the Target Index while holding stock prices constant will require a divisor adjustment.
where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the Target Index.
Data Correction. Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments. Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.
Corporate Action:	Divisor Change?
Special cash dividend	Yes
Split Shareholders receive ‘B’ new shares for every ‘A’ share held	No
Rights Offering Shareholders receive ‘B’ new shares for every ‘A’ share held. If the subscription-price is either not available or not smaller than	Yes

the closing price, no adjustment will be made.
Stock dividend Shareholders receive “B” new shares for every “A” share held.	No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Yes
Stock dividend of a different company security Shareholders receive ‘B’ shares of a different company for every ‘A’ share held	Yes
Spin-offs Shareholders receive ‘B’ new shares for every ‘A’ share held.	Yes
Addition/Deletion of a company Net change in market value determines the divisor adjustment	Yes
Changes in shares outstanding

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes will be taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.
Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution.) The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the Target Index.
Corporate actions are announced at least four days prior to implementation.
Information from outside sources including, but not limited to the prospectus for the OIH Fund, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the OIH Fund.

Historical Information
We obtained the information regarding the historical performance of the Reference Fund in the graph below from Bloomberg. The graph below illustrates the performance of the Reference Fund from January 1, 2015 through December 29, 2020.
The historical performance of the Reference Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Fund on any Observation Date or any Averaging Date. We cannot give you assurance that the performance of the Reference Fund will result in any positive return on your initial investment. Past performance of the Reference Fund is not indicative of the future performance of the Reference Fund.

Historical Performance of the Reference Fund

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MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the accompanying product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, subject to the discussion below regard Section 1260 of the Code, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.
Section 1260. Because the Reference Fund would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.
Except to the extent otherwise required by law, BNS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the Reference Stock Issuer or any Reference Fund Constituents would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset or Reference Fund Constituent Stock, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, the Reference Fund Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, will sell the Notes to JPMS. JPMS and its affiliates will act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from BNS or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date. For the avoidance of doubt, any commissions or discounts paid to JPMS shall not be rebated if the Notes are automatically called.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.